Exhibit 10.26

SECOND AMENDMENT TO LEASE AGREEMENT

(BUILDING 3)

This Second Amendment to Lease Agreement (this “Amendment”) is entered into as of December 19, 2014 (the “Effective Date”) by and between PKY-2101 CITYWEST 3 & 4, L.P., a Delaware limited partnership (herein referred to as “Landlord”), as landlord, and OMEGA PROTEIN CORPORATION, a Nevada corporation (herein referred to as “Tenant”), as tenant, with reference to the following facts:

RECITALS

WHEREAS, Landlord (as successor in interest to BMC Software Texas, L.P.) and Tenant heretofore entered into that certain Lease Agreement dated as of August 19, 2005 (the “Original Lease”), pursuant to which Tenant has agreed to lease a portion of Building 3 at 2101 CityWest Blvd., Houston, Texas.

WHEREAS, Landlord and Tenant previously amended the Original Lease pursuant to that certain First Amendment to Lease Agreement dated as of September 15, 2005 (the Original Lease, as so amended, the “Existing Lease”).

WHEREAS, in connection therewith, Landlord and Tenant desire to amend the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

Section 1.      Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Existing Lease” defined above shall refer to the Existing Lease as it existed before giving effect to the modifications set forth in this Amendment and the term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2.      Extension of Term. The Term with respect to the Premises is scheduled to expire on November 30, 2015. Landlord and Tenant agree that Tenant has exercised its first Renewal Option pursuant to the terms of Exhibit I attached to the Original Lease, and therefore, the Term of the Lease with respect to the Premises is hereby extended for a period of sixty (60) months, commencing December 1, 2015 (“Extension Commencement Date”), and expiring November 30, 2020 (the “Extension Term”), unless sooner terminated pursuant to the terms of the Lease. The “Term”, as defined in the Lease, shall be deemed to include the Extension Term. All of the terms and conditions of the Lease shall remain in full force and effect during the Extension Term except as set forth herein.

Section 3.      As-Is Delivery. Tenant acknowledges that it has been in continuous possession of the Premises prior to the Effective Date, and that it has inspected the condition of the Premises and that it is satisfied therewith and accepts the Premises in its current AS-IS CONDITION WITH ALL FAULTS, and Landlord shall have no obligation to construct any improvements or modifications to the Premises nor to provide Tenant with any type of tenant improvement allowance whatsoever, except as otherwise provided in this Amendment.

Section 4.      Net Lease. Notwithstanding anything in the Lease to the contrary, Landlord and Tenant acknowledge and agree that for the period commencing on and as of the Extension Commencement Date and continuing through the remainder of the Term, the Lease shall be a “net” lease, rather than a “gross” lease. Accordingly, on and as of the Extension Commencement Date, the Lease shall be amended as follows:

(a)     All references in the Lease to “Base Year” and “Operating Expense Base Year” shall be deleted.

(b)     The first paragraph of Section 4(c) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Operating Expenses. In addition to the Basic Rent, Tenant, as additional rental, shall pay, for each calendar year during the Term, the sum of (i) the Management Fee for the calendar year in question plus (ii) the Tenant’s Percentage Share of the Operating Expenses for the calendar year in (collectively, “Operating Expense Rent”). Landlord shall have the continuing option from time to time during the Term to change the method of calculating Operating Expense Rent such that it will thereafter be calculated on a twelve (12) month fiscal year basis instead of a calendar year basis (or vice versa as the case may be). The “Management Fee” for any year shall be equal to 3% of the Basic Rent and Operating Expense Rent for such year. The Operating Expense Rent payable pursuant to this Section 4(c) shall be determined and adjusted in accordance with GAAP and the following procedures:”

Section 5.     Basic Rent. During the Extension Term, the Basic Rent shall be as follows:

Period	Annual Base Rental Rate Per Square Foot
December 1, 2015—November 30, 2016	$32.00**
December 1, 2016—November 30, 2017	$32.96
December 1, 2017—November 30, 2018	$33.95
December 1, 2018—November 30, 2019	$34.97
December 1, 2019—November 30, 2020	$36.02

**Notwithstanding the above or anything to the contrary set forth in the Lease, so long as no Event of Default has occurred and is then continuing, Basic Rent for the first four (4) months of the Extension Term shall be abated.

Section 6.     New Improvements.

(a)     Tenant and Landlord acknowledge and agree that Tenant may alter, upgrade, retrofit, remodel and/or replace existing improvements to the Premises (“New Improvements”), subject to the terms of the Lease, including, but not limited to, Section 7 of the Original Lease, and the terms of this Amendment. Except as otherwise set forth in the Lease, any such alterations or improvements shall be subject to reasonable approval by Landlord or Landlord’s architects, engineers or consultants of Tenant’s plans and specifications. Landlord shall have the right to reasonably approve Tenant’s architect and general contractor. Construction of the New Improvements shall be at Tenant’s sole cost and expense, but subject to the New Improvements Allowance (as defined below).

(b)     Landlord shall make available to Tenant a construction allowance for the Extension Term to complete the New Improvements within the Premises (“New Improvements Allowance”) in an amount equal to $20.00 per rentable square foot contained within the Premises. The New Improvements Allowance may only be used by Tenant for space planning, working drawings (including mechanical, electrical and plumbing drawings), permitting fees or other fees associated with completing the New Improvements, construction management fees, any demolition work which may be required within the Premises, construction or remodeling of the Premises, installation of Tenant’s data and voice cabling and wiring for the benefit of the Premises, and any construction items required by city, state or federal laws which are not in the Premises prior to commencement of construction of the New Improvements. Any portion of the New Improvements Allowance not utilized within twenty-four (24) months of the Extension Term, not to exceed $5.00 per rentable square foot contained within the Premises, may be applied against the new ensuing month(s) of Basic Rent due under the Lease.

(c)     Except to the extent contradicted by the terms of this Section 6, the terms of Exhibit D attached to the Original Lease shall apply to the construction of the New Improvements.

Section 7.     Renewal Options.

(a)     In addition to the Renewal Option that is being exercised pursuant to the terms of this Amendment, Landlord hereby grants to Tenant one additional renewal option such that Tenant may renew the Lease for two (2) additional periods of sixty (60) months each pursuant to the terms of Exhibit I attached to the Lease.

(b)     The definition of “Market Rate” contained in Section 1 of the Original Lease is hereby deleted in its entirety and replaced with the following:

““Market Rate” means, the base rental that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for a comparable lease transaction (i.e., a renewal or preferential right to lease, as applicable) to be executed at the time of determination, for the subject premises for the lease term that such rate will be in effect. The determination of the Market Rate will be based upon a comparison of the term of Tenant’s lease of the subject premises to other lease transactions in the Project and in other Class A, multi-tenant office buildings in the Energy Corridor/Westchase submarket of Houston, Texas, with appropriate adjustments as necessary to equate the other lease transactions being compared with the applicable terms of the lease, taking into consideration all relevant factors including, without limitation: (i) use, location and/or floor level within the applicable building, (ii) definition of rentable area, (iii) leasehold improvements and allowances provided, (iv) quality and location of the applicable building (taking into consideration renovations), (v) rental concessions (such as moving expenses, abatements and lease assumptions), (vi) extent of services to be provided, (vii) distinction between “gross” and “net” lease, (viii) base year or expense stop, (ix) the creditworthiness of the tenant, (x) the time the comparison lease became effective and any special rights of the tenant or obligations of the landlord under the comparison lease, and (xi) any other concessions or inducement and/or relevant term or condition in making such fair market value rental rate determination.”

(c)     Notwithstanding anything to the contrary contained in the Lease, Tenant’s option to renew the Lease for a third 5-year Renewal Term (but not the 5-year Renewal Term being exercised pursuant to the terms hereof or the immediately subsequent 5-year Renewal Term) shall be fully-subordinate to (i) any currently-existing rights of another tenant in the Project with respect to space in Building 3, being the rights of BMC Software, Inc. and (ii) the rights of ION Geophysical Corporation to the Premises, whether pursuant to the terms of its existing lease or otherwise.

Section 8.     Restoration of Services; Abatement. The second sentence of Section 6(c) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“If, however, Tenant is prevented from using the Premises because of any interruption, suspension or termination of services being provided to Tenant by Landlord or by third party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the applications of Laws; (2) the failure, interruption of malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Project; or (3) the performance of repairs, maintenance, improvements or alterations (any of the foregoing, a “Service Failure”), then, commencing on the day immediately following the 5th consecutive day of any Service Failure, regardless of cause, Tenant shall, as its sole and exclusive remedy, be entitled to an equitable diminution of Basic Rent and Operating Expense Rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party.”

Section 9.     Indemnity. As of the Expansion Commencement Date, the terms of Section 10(d) of the Original Lease are hereby deleted in their entirety and the terms of this Section shall apply.

(a)     Subject to Section 10(c) of the Original Lease, Tenant shall indemnify, protect, defend and hold harmless, Landlord, its officers, directors, partners, agents, attorneys and employees, and any affiliate of Landlord, including, without limitation, any corporations or any other entities controlling, controlled by or under common control with Landlord (collectively, “Landlord Indemnified Parties”), from and against any and all claims, suits, demands, liability, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Indemnified Claims”), arising from or in connection with Tenant’s use or alteration of the Premises, the Building or any part of the Project, or the conduct of its business or from any activity performed or permitted by Tenant in or about the Premises, the Building or any part of the Project, during the Term, or arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from Tenant’s use of the Building services in excess of their capacity or arising from any other act, neglect, fault or omission of Tenant or any of its officers, agents, directors, contractors, employees, subtenants, assignees, licensees or invitees. If any action or proceeding is brought against any of the Landlord Indemnified Parties in connection with any Indemnified Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord, which approval shall not be unreasonably withheld. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(b)     Subject to Section 10(c) of the Original Lease, Landlord shall indemnify, protect, defend and hold harmless, Tenant, its officers, directors, partners, agents, attorneys and employees, and any affiliate of Tenant (collectively, “Tenant Indemnified Parties”), from and against any and all Indemnified Claims, arising from any occurrence in the Building (other than on the Premises) or the Project during the Term to the extent caused by the negligence or willful misconduct of Landlord, but such indemnity shall not apply (1) to the extent Tenant’s indemnity under Section 9(a) above applies and (2) to the extent the loss was caused by the negligence or willful misconduct of any Tenant Indemnified Party.

Section 10.     Holding Over. The last sentence of Section 21 of the Original Lease is hereby deleted and replaced with the following:

“In the event that Tenant continues such unauthorized holding over for more than fifteen (15) days following the termination of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold the Landlord Indemnified Parties harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding lessees founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.”

Section 11.     Notices.

(a)     Tenant’s Address in the Basic Lease Information is hereby amended to be:

OMEGA PROTEIN CORPORATION 2101 CityWest Boulevard, Suite 500 Houston, TX. 77042-2838 Attn: General Counsel

(b)     Landlord’s Address in the Basic Lease Information is hereby amended to be:

PKY-2101 CityWest 3 & 4, L.P.

Attn: Managing Director, Texas

10497 Town and Country Way, Suite 430

Houston, TX 77024

with copies to:

PKY-2101 CityWest 3 & 4, L.P.

Attn: Chief Operating Officer

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

and a copy to:

PKY-2101 CityWest 3 & 4, L.P.

Attn: Property Manager, CityWestPlace 4

2103 CityWest Boulevard, Suite 130

Houston, Texas 77042

and with a copy to:

Jeffrey H. Gilbert

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Telephone: (713) 221-1309

Telecopy: (713) 437-5340

Section 12.     Conflicts. To the extent that any terms or provisions of this Amendment conflict with any terms or provisions of the Existing Lease, the terms and provisions of this Amendment shall govern and control. For instance, any reference in the Existing Lease to any item as set forth in the Basic Lease Information, which item is modified by this Amendment, shall be deemed to refer to such item as modified in this Amendment.

Section 13.     Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. All disputes with respect to the subject matter or enforcement of this Amendment or the Lease as amended shall be subject to the terms of Section 33 of the Existing Lease.

Section 14.     Effect of Headings; Recitals; Exhibits; Construction of Amendment. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment. Wherever the term “including” or “includes” is used in this Amendment, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Amendment shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

Section 15.     Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 16.     Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.

Section 17.     Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one and the same instrument. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it. The parties contemplate that they may be executing counterparts of this Amendment transmitted by facsimile or e-mail and agree and intend that a signature by facsimile machine or e-mail shall bind the party so signing with the same effect as though the signature were an original signature.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	OMEGA PROTEIN CORPORATION,
a Nevada corporation

	By:	Bret Scholtes
	Name:	Bret Scholtes
	Title:	President and Chief Executive Officer

LANDLORD:	PKY-2101 CITYWEST 3 & 4, L.P.,
a Delaware limited partnership

	By:	PKY-2101 CityWest 3 & 4 GP, LLC, a Delaware limited liability company, general partner

By:
		Name:	Michael L. Fransen
		Title:	Senior Vice President
& Managing Director

By:
		Name:	M. Jayson Lipsey
		Title:	Executive Vice President
& Chief Operating Officer

Signature Page to Second Amendment to Lease Agreement (Building 3)